Liberty Star Uranium & Metals Corp

http://www.LibertyStarUranium.com

LBSU:OTCBB	LBV: Frankfurt

News Release 69

February 25, 2008

FOR IMMEDIATE DISSEMINATION

Liberty Star Prioritizes 45 Pipes for Sequential Drilling

Monday February 25, 8:05 am ET

TUCSON, Ariz.--(BUSINESS WIRE)--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSU - News) is pleased to announce that 45 pipe targets (Pipes) have been ranked and prioritized. The prioritization is based on intensive work over the course of the last year in geologic mapping and interpretation, soil geochemical sampling and analysis, and geophysics. Six of these Pipes are allocated to the existing JV with XState Resources of Australia (XST: AX). Two additional Pipes fall within the Area of Mutual Interest where XState has the right of first refusal. Thirty-seven of the 45 Pipes are available for joint venture. Such joint venture partnerships are being aggressively pursued.

Drilling permits are in place on some and can readily be obtained on all of the remaining Pipes.

Technical work on the approximately two hundred fifty additional Pipes will continue in order to evaluate them and prioritize them as drill targets.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe, President/Director

About the Liberty Star North Pipes Super Project

The breccia pipes are part of the large uranium bearing breccia pipe terrain, which occurs on the Arizona Strip lying just south of the Utah border. Eight mines were brought into = production during the 1970s and early 1980s on deposits discovered within the immediate area. The uranium bearing pipes which were mined are the second highest grade uranium mineral deposits in the world and the highest grade in the United States. Previously mined mineralization in these pipes has graded about 0.6% to 0.7% uranium or about 12 to 14 pounds per ton. In addition to uranium they are known to contain copper, zinc, silver, vanadium, cobalt, nickel, molybdenum, gallium, germanium and other metals. Past producers have recovered copper, silver and vanadium as by-products of uranium mining. Liberty Star Uranium & Metals holds about 300 pipe targets, approximately 40% of the currently identified total. Approximately 22 other companies hold the remainder.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include that joint ventures will be aggressively pursued.

It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. We may not be able to reach agreement with any potential joint venture partners. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers

Investor Relations

Liberty Star Uranium & Metals Corp.

Phone (520) 731-8786

info@LibertyStarUranium.com

http://www.LibertyStarUranium.com

http://www.agoracom.com/ir/libertystar

lbsu@agoracom.com